Exhibit 99.1

Tripadvisor Announces Close of Term Loan B Facility and Redemption of Senior Notes

NEEDHAM, Mass., July 08, 2024 (PRNewswire) -- Tripadvisor, Inc. (NASDAQ: TRIP) announced today that it has successfully closed on a term loan B facility in conjunction with a First Amendment to its Credit Agreement, dated as of June 26, 2015, as amended and restated as of June 29, 2023 (such amended and restated credit agreement, the “Restated Credit Agreement,” and as amended by the First Amendment, the “Amended Credit Agreement”). The First Amendment provides for a new $500 million term loan B credit facility maturing in 2031, with an interest rate based on SOFR plus 2.75% (the “Term Loan B Facility”). The Term Loan B Facility was offered at 99.75% of par and is required to be paid down at 1.00% of the aggregate principal amount per year. The proceeds from the Term Loan B Facility will be used to redeem all of the $500 million aggregate principal amount of the Company’s outstanding 7.000% Senior Notes due in 2025.

Safe Harbor Statement

Statements in this press release regarding management’s future expectations, beliefs, intentions, goals, strategies, plans or prospects, including, without limitation, statements relating to Tripadvisor’s potential offering, may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. Forward-looking statements can be identified by terminology such as “anticipate,” “believe,” “could,” “could increase the likelihood,” “estimate,” “expect,” “intend,” “is planned,” “may,” “should,” “will,” “will enable,” “would be expected,” “look forward,” “may provide,” “would” or similar terms, variations of such terms or the negative of those terms. Investors are cautioned that statements in this press release, which are not strictly historical statements, including, without limitation, statements by our executive officers with respect to growth objectives, including the ability of our segment strategies to be successful, strategic investments, expectations regarding potential tax adjustments and benefits, and statements regarding management’s plans, objectives and strategies, constitute forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors including, but not limited to, those risks, uncertainties and factors detailed in Tripadvisor’s filings with the SEC. As a result of such risks, uncertainties and factors, Tripadvisor’s actual results may differ materially from any future results, performance or achievements discussed in or implied by the forward-looking statements contained herein. Tripadvisor is providing the information in this press release as of this date and assumes no obligations to update the information included in this press release or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

About Tripadvisor, Inc.

The Tripadvisor Group operates as a family of brands that connects people to experiences worth sharing, and aims to be the world’s most trusted source for travel and experiences. We leverage our brands, technology, and capabilities to connect our global audience with partners through rich content, travel guidance, and two-sided marketplaces for experiences, accommodations, restaurants, and other travel categories. The subsidiaries of Tripadvisor, Inc. (Nasdaq: TRIP), own and operate a portfolio of travel media brands and businesses, including Tripadvisor, Viator, and TheFork.

Investors: ir@tripadvisor.com

Media: northamericapr@tripadvisor.com

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